FIRST ALLMERICA FINANCIAL LIFE    440 Lincoln Street
INSURANCE COMPANY                 Worcester, MA 01653     CAREER AGENT AGREEMENT

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First Allmerica Financial Life Insurance Company (the "Company") does hereby appoint_____________________________ of _________________________________
("Career Agent") its Agent to solicit applications for insurance and annuities and to submit such applications through the office of __________________________________________ ("General Agent"), this appointment to be effective on _____________________________.

Career Agent accepts this appointment, subject to the terms and provisions set forth in this Agreement.

                                     WITNESSETH:

Career Agent will solicit applications for coverages offered by the Company and for which he/she is duly licensed. Career Agent is authorized to collect and pay over to General Agent premiums on coverages solicited by him/her. Career Agent shall not delegate any authority granted under this Agreement and shall not appoint any solicitors or subagents to act on his/her behalf.

                          TERRITORY AND CLASSES OF BUSINESS

Territory           SECTION 1.  The district within which Career Agent may
                    solicit insurance and annuity applications for the Company is the district assigned to General Agent.

Permissible         SECTION 2.  Career Agent agrees that in the sale and service
Activity            of insurance and annuities he/she will act only on behalf of the Company and such of its affiliates as he/she is authorized to represent; and he/she will not engage in any other activity for remuneration or profit which requires his/her personal services without first obtaining the consent of the Company. If the Company makes arrangements with another business entity to make any of its products available to Career Agents, this will constitute consent to Career Agent to enter into an arrangement with such entity to sell and service such products on its behalf. If, with the consent of the Company, Career Agent engages in any personal service activities for remuneration or profit, he/she will, upon request of the Company, disclose the amount of time expended and the amount of income derived from such other activities.

                             STATUS, DUTIES AND AUTHORITY

Relationship        SECTION 3.  Nothing in this Agreement will be construed to
of Parties          create the relationship of employer and employee between the
                    Company and Career Agent. Within the scope of his/her authority, Career Agent will be free to exercise his/her independent judgment as to the time, place and manner of solicitation and servicing of business underwritten by the Company. However, he/she will have no authority to act in a manner which does not conform to applicable statutes, ordinances or governmental regulations pertaining to the conduct of the business or to reasonable rules adopted, from time to time, by the Company.

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Limitations         SECTION 4.  Career Agent will have no authority to accept
on Authority        risks of any kind; to make, alter or discharge contracts of insurance or annuities; to waive forfeitures or exclusions;
                    to fix any premium for hazardous or substandard risks; to alter or amend any papers received by him/her from the Company; to deliver any policy of insurance or any document, agreement or endorsement changing the amount of insurance coverage if Career Agent knows or has reason to believe that the insured is uninsurable; to collect any premium after the expiration of the policy grace period except in connection with a policy reinstatement; to accept payment of any premium unless the premium meets the minimum premium requirement for the policy established by the Company; or to contract any debt rendering or purporting to render the Company liable therefor, without express authority in writing from an authorized officer of the Company.

Implied             SECTION 5.  Career Agent will have no power or authority
Authority           other than as expressly provided in this Agreement and no
                    other power or authority shall be implied from the grant or denial of power specifically mentioned in this Agreement.

Duty of             SECTION 6.  Career Agent agrees that he/she will not
Compliance;         intentionally violate any applicable state or Federal law,
Negative            ruling or regulation pertaining to the insurance business or
Obligations         any rule or regulation of the Company.  Career Agent will
                    not knowingly engage in any activity which is detrimental to the best interests of the Company or any of its affiliates.
                    Neither while this Career Agent Agreement is in force nor for a period of two years following the termination of this Agreement will Career Agent directly or indirectly interfere with the relationship of the Company or any of its affiliates with any agent or broker.

Policy              While this Agreement remains in force, Career Agent agrees
Termination         that he/she will not, directly or indirectly, replace or
and Replacement     induce or attempt to induce any policyholder to terminate or replace any policy issued by the Company or any of its affiliates except when permitted by the rules of the issuing insurer. For a period of two years following termination of this Agreement, Career Agent agrees that he/she will not, directly or indirectly, replace or induce or attempt to induce any policyholder serviced through the office of the General Agent to terminate or replace any policy issued by the Company or any of its affiliates.

                       SOLICITATION OF INSURANCE AND ANNUITIES

Submission of       SECTION 7.  Career Agent will submit through General Agent
Applications;       all Company policy applications solicited by him/her,
Delivery of         whether or not it appears the proposed insured is an
Policies;           acceptable risk under the rules of the Company.  Career
Rejected            Agent will deliver, or cause to be delivered, in accordance
Business            with the rules of the Company all policies issued on
                    applications submitted by him/her and will return to General
                    Agent any policy which is declined by the applicant or which cannot be delivered within the time permitted by the Company's rules. If an application is declined by the Company or is accepted at a rate higher than standard which is not acceptable to the applicant, with the Company's permission Career Agent may place the coverage with another insurance company.

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Limitation on       SECTION 8.  Career Agent will not solicit any insurance or
Solicitation        annuities in any jurisdiction in which he/she is not
                    licensed nor will he/she solicit by mail or otherwise any insurance or annuities outside the district assigned to General Agent without first receiving consent of the Company and ascertaining that he/she is properly licensed to solicit such insurance or annuities.

Advertising         SECTION 9.  The Company, through General Agent, will make
Material, Rate      available to Career Agent a supply of canvassing and
Books, Forms,       advertising materials, stationery, books, records and forms
etc.                necessary or suitable to properly solicit insurance and
                    annuities. Career Agent will not print, publish or distribute any advertisement, circular, statement or document relating to the business of the Company or any of its affiliates or use any title or language descriptive of his/her status without the prior approval of the Company.

Policyowner         Solely to assist Career Agent in rendering service to
Service Aids        policyowners, Career Agent may use whatever aids, such as
                    data cards, computer printouts, etc. as may be available.
                    All such aids, whether furnished by the Company or otherwise
                    - including any copies thereof - shall be the property of the Company.

Illustrations       Career Agent will not furnish any prospective insured or
and Proposals       policyowner an illustration of the financial or other
                    aspects of a policy or a proposal for a policy of the Company unless the same has been either furnished by the Company or prepared from computer software or other material furnished or approved by the Company. Any illustration or proposal delivered by Career Agent will conform to standards of completeness and accuracy established by the Company. If the proposal or illustration was not furnished by the Company, Career Agent will retain in his/her records for availability to the Company a copy thereof or the means to duplicate the same. Any computer software or materials furnished by the Company will be and remain its property.

Return of           Upon termination of this Agreement, Career Agent will return
Materials, etc.     to the Company all manuals, computer software, policyholder data cards, policyholder files, stationery and business cards and other material which, by the terms of this Section or otherwise, is the property of the Company.

Accounting for      SECTION 10.  In accordance with the rules of the Company,
Funds Collected     Career Agent will account for and remit immediately through
                    General Agent all funds received or collected by him/her for or on behalf of the Company without deduction for any commissions, fees, or other claim he/she may have against the Company and will make such reports and file such substantiating documents and records as the Company or General Agent may require.

Liability for       SECTION 11.  If the Company pays Career Agent commissions or
Refund of           fees in advance of receipt of the premium on which the
Commissions         payment is based, the amount by which the payment to Career
and Fees            Agent exceeds, at any time, the amount attributable to the premiums paid will constitute a personal debt of Career
                    Agent payable on demand. If the Company returns premiums on a policy for any reason whatsoever (other than as a part of claim settlement) or rescinds or cancels a policy for any reason whatsoever or if a policyholder exercises a right to surrender

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                    the policy for return of all premiums paid, Career Agent
                    will pay on demand the amount of any commissions received on the premiums returned.

                    Notwithstanding the foregoing, after this Agreement has been in force for 10 complete years and prior to the date the Agreement is terminated for cause, unearned commissions paid in advance on policies the premiums for which are being paid under the Company's Monthly Automatic Premium (MAP) Plan or other annualized commission arrangement that are repayable because of a lapse or surrender of the policy may only be recovered by set-off from first year and renewal commissions and fees otherwise payable by the Company or its affiliates to Career Agents.

                                     COMPENSATION

Basis of            SECTION 12.  Career Agent's compensation will be a
Compensation        combination of commissions and fees payable on premiums for individual and group life, health and annuity policies placed with the Company. The amount of commissions and fees payable for individual insurance and annuity policies will be determined by the further provisions of this Agreement and the published rules of the Company. The amount of commissions and fees payable on group life and health insurance and group annuity policies solicited by Career
                    Agent will be specified in separate agreements related solely to that class of business.

                    Commissions payable on premiums on a policy resulting from conversion, exchange, replacement or the exercise of an option to purchase additional insurance will be determined by Company rules in effect at the time of the conversion, exchange, replacement or exercise of the option.

Published Rules     The Company may, by published rule, limit the amount of
Affecting           premium on which commissions or fees are payable and limit,
Compensation        defer, or exclude commissions or fees because of the nature of the transaction, discretionary nature of the premium or other circumstances.

Payor All compensation due Career Agent under this Agreement will be paid by First Allmerica Financial Life Insurance Company (First Allmerica), an affiliate of the Company, as the common paymaster.

Time of Payment     SECTION 13.  A premium will not be considered paid until it
of Commissions      has been received by the Company at its Principal Office.
                    On premiums paid or allocated prior to the 15th day of the month, commissions and fees will be paid on the last business day of the month. On premiums paid or allocated subsequent to the 15th day of the month, commissions and fees will be paid on the 15th day of the following month, or on the last business day preceding such pay date, if such pay date is not a business day.

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                  TERMINATION AND ITS EFFECT ON COMMISSIONS AND FEES

Termination         SECTION 14.  This Agreement may be terminated for cause and
for Cause           without notice if Career Agent:

                    (a) misappropriates any funds belonging to or received on behalf of the Company or any of its affiliates; or

                    (b) withholds any funds or other property belonging to the Company or any of its affiliates after the same should have been reported and transmitted to the Company or its affiliate or after a demand has been made for the same; or

                    (c) commits any willful or dishonest act which injures the Company or any of its affiliates; or

                    (d) commits any intentional act which violates any applicable Fair Trade Practices Act and thereby injures the Company or any of its affiliates; or

                    (e) intentionally performs any act prohibited by law or intentionally omits any act required by law with the result that the Company or any of its affiliates is subject to disciplinary action; or

                    (f) willfully violates any of the provisions of this Agreement.

Forfeiture of       SECTION 15.  No commissions or fees will be paid following
Commissions         termination of this Agreement, if it is terminated for
and Fees            cause, nor will commissions or fees continue to be paid
                    after termination of this Agreement if Career Agent breaches any of its terms or conditions by the commission of an act prohibited by its terms.

Termination         SECTION 16.  Notwithstanding the foregoing, and whether or
Without Cause       not there is a breach of this Agreement, either party may
                    terminate this Agreement during its first year by giving 10 days' notice in writing to the other party of the intention to do so and thereafter by giving 30 days' notice in writing to the other party of the intention to do so.

Effect of Certain   SECTION 17.  If this Agreement terminates without breach of
Terminations        any of its provisions by Career Agent:

                    (a)  by reason of the death of Career Agent; or

                    (b) by reason of the permanent Total Disability of Career Agent; or

                    (c) by reason of retirement of Career Agent under the Career Agents' Retirement Plan established and maintained by the Company; or

                    (d) by reason of employment of Career Agent by the Company or any of its affiliates in some capacity other than as a Career Agent;

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                    commissions will continue to be paid to Career Agent only as provided in the Exhibits attached hereto.

                    After termination of this Agreement by reason of the permanent Total Disability of Career Agent, if Career Agent recovers from said disability, this Agreement may be reinstated. If Career Agent recovers from disability and this Agreement is not reinstated, commissions will be payable on premiums paid thereafter only if they would have been payable if Section 18 had applied on termination.

Effect of Other     SECTION 18.  If this Agreement terminates without breach of
Terminations        any of its provisions by Career Agent for any reason other
Without Cause       than asset forth in Section 17, commissions will continue to be paid to Career Agent only as provided in the Exhibits attached hereto.

                                  GENERAL PROVISIONS

Right of            SECTION 19.  The Company, for its own benefit, for the
Set-Off             benefit of its affiliates and for the benefit of the General
                    Agent, will have a lien on any commissions and fees payable under this Agreement, whether or not the commissions are now due or hereafter become due, and may apply any such monies to the satisfaction of indebtedness to any of said persons to the extent permitted by law.

Non-waiver          SECTION 20.  Waiver of any breach of any provision of this
of Breach           Agreement will not be construed as a waiver of the provision or of the right of the Company to enforce said provision thereafter.

Assignability       SECTION 21.  This Agreement is not transferable.  Without
                    the consent of the Company, no rights or interest in or to commissions or fees will be subject to assignment, other than a collateral assignment of commissions and fees, and any attempted absolute assignment, sale or transfer of this Agreement or of any commissions or fees without the written consent of the Company will immediately make this Agreement void and be a release to the Company in full of any and all of its obligations hereunder.

Errors and          SECTION 22.  Career Agent agrees to maintain errors and
Omissions           omissions insurance coverage meeting the Company's minimum
Coverage            coverage requirements and to furnish the Company proof of
                    such coverage upon request. If any lawsuit is brought against the Company as a result of any alleged action, error or omission of Career Agent and if (1) Career Agent has maintained errors and omissions coverage which complies with the Company's minimum requirements, and (2) the alleged action, error or omission of Career Agent was not committed intentionally or with dishonest, fraudulent or criminal intent, Career Agent agrees to reimburse the Company and its affiliates for all costs of the lawsuit, including attorney's fees, and all damages resulting therefrom up to the Company's Career Agent liability limit. The minimum coverage requirements and Career Agent liability limit will be set forth in a bulletin or announcement published by the Company and are subject to change at any time. Distribution of the bulletin or announcement in the usual manner will constitute notice to Career Agent. If any lawsuit is brought against the Company as a result of any alleged
                    Career Agent action, error or omission and if Career Agent
                    (1) did not maintain at least the

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                    required minimum errors and omissions coverage, or (2) did maintain such coverage but Career Agent's action, error or omission was committed intentionally or with dishonest, fraudulent or criminal intent, Career Agent agrees to reimburse the Company and its affiliates for all costs of the lawsuit, including attorney's fees, and all damages resulting therefrom unless the court determines the suit to be groundless and without merit.

Reservation of      SECTION 23.  The Company reserves the right at any time to
Right to Change     change the terms and conditions of this Agreement,
                    including but not limited to, the rates of commissions and fees, or to discontinue the payment of any commissions and fees described in the Exhibits attached hereto.

Effective Date      SECTION 24.  Any change will become effective on the date
of Change           specified in a notice or, if later, 30 days after the notice is given to Career Agent. However, the requirement to give advance notice shall not apply if the change becomes necessary or expedient by reason of legislation or the requirements of any governmental body and, in the opinion of the Company, it is not reasonably possible to meet the 30 day requirement. Changes will not be retroactive and will apply only to units of coverage solicited on or after the effective date of the change. Notice of any change may be given by a Company bulletin or announcement and distribution of the bulletin or announcement in the usual manner will constitute notice to Career Agent.

Arbitration         SECTION 25.  By his/her execution of this Agreement, Career
                    Agent agrees to settle any dispute, claim or controversy arising between Career Agent and the Company by arbitration pursuant to the then current rules of the American
                    Arbitration Association. Judgment upon any award rendered in the arbitration may be entered in any court of competent jurisdiction.

                    All applicable disputes shall be referred to three arbitrators, one to be chosen by each party, and the third by the two so chosen. If either party refuses or neglects to appoint an arbitrator within thirty days after the receipt of written notice from the other party requesting it to do so, the requesting party may nominate two arbitrators who shall choose the third. In the event the two arbitrators do not agree on the selection of the third arbitrator within thirty days after both arbitrators have been named, then the third arbitrator shall be selected pursuant to the then current rules of the American Arbitration Association. The decision of the majority of the arbitrators shall be final and binding upon all parties.

                    The expenses of the arbitrators and of the arbitration shall be equally divided between all parties. Arbitration is the sole remedy for disputes arising under this Career Agent Agreement.

General Agent       SECTION 26.  General Agent means the General Agent
                    identified on the face page or any other General Agent in charge from time to time of a general agency office to which Career Agent is assigned.

Definitions         SECTION 27.  As used in this Agreement, including the
                    Exhibits attached hereto:

                    "Replacement" means a transaction in which a new life or disability insurance policy or a new annuity contract is to be purchased, and by reason of the transaction, all or a portion of

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                    any existing life or disability insurance policy or any
                    existing annuity contract has been or is to be lapsed, forfeited, reduced in face amount, surrendered, assigned to the replacing insurer, placed on a reduced paid-up basis or under another nonforfeiture provision or terminated, or subjected to borrowing or withdrawals, whether in a single sum or under a schedule of borrowing or withdrawals over a period of time.

                    "Total Disability" means the inability of the Career Agent, because of injury or sickness, to perform the duties of any occupation for which he/she is reasonably fitted by training, education or experience. During the first 24 months of total disability, Career Agent will be considered to have met the foregoing requirement if he/she is unable to perform the duties of his/her regular occupation and is not performing the duties of any other occupation. Total disability will be considered permanent after it has existed 6 months and thereafter while it continues.

                    "Flexible premium policy" means an individual insurance or annuity policy under which the policyowner may unilaterally vary the amount and timing of premium payments.

                    "Unit of Coverage" means all benefits of a policy which have the same date of issue, except as modified by Company published rules. Usually all the benefits specified in the policy Schedule of Benefits and in each Supplementary Schedule of Benefits constitute a unit of coverage.

                    "Policy Year," as to each unit of coverage, means a period of 1 year commencing on its date of issue and each anniversary thereof.

                    "Monthaversary," as to each unit of coverage, means its date of issue and the corresponding day of each month thereafter.

                    "Basic premium," for each unit of coverage, means the sum of the basic or target premiums for each benefit in the unit, as determined from the Company's Rate Manual.

                    "Excess premium" means premium paid in any policy year in excess of basic or target premium.

                    "Agreement" means this entire agreement, including all Exhibits and commission and fee schedules attached thereto. Other Exhibits issued hereafter will become a part of this Agreement on their effective date.

Notice SECTION 28. Whenever this Agreement requires a notice to be given, the requirement will be considered to have been met, in the case of notice to the Company, if delivered or mailed postage prepaid to General Agent at the agency office or to a Vice President in the Company's Allmerica Financial Services Operation and, in the case of notice to Career Agent, if left at the usual place for him/her to pick up mail within the agency office, or by mailing postage prepaid, to Career Agent's last home address known to the Company or to such other address as may be designated by Career Agent.

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Captions            SECTION 29.  Captions are used for informational purposes
                    only and no caption shall be construed to affect the substance of any provision of this Agreement.

Effectiveness;      SECTION 30.  This Agreement contains the entire contract
Entire Contract;    between the parties.  Upon execution it will replace all
Prior Agreements    previous agreements between Career Agent and the Company
                    relating to the solicitation of insurance and annuity policies except as the previous agreement relates to the payment of commissions and fees on policies solicited prior to the effective date of this Agreement. For purposes of determining vestings on termination, the date of the earliest prior Career Agent Agreement executed by Career
                    Agent during his current period of continuous service with the Company and its life insurance affiliate, Allmerica
                    Financial Life Insurance and Annuity Company, will be considered the date of this Agreement. It is hereby understood and agreed that any other agreement or representation, commitment, promise or statement of any nature, whether oral or written, relating to or purporting to relate to the relationship of the parties is hereby rendered null and void.

IT IS UNDERSTOOD THAT THIS IS AN "AT WILL" RELATIONSHIP WHICH MAY BE TERMINATED BY EITHER PARTY WITHOUT CAUSE OR REASON AS PROVIDED FOR IN SECTION 16.

IN WITNESS WHEREOF, the parties have executed this Agreement in triplicate to take effect on its effective date.

                         First Allmerica Financial Life Insurance Company

                         By:
                            --------------------------------------------------
                            Vice President

                            --------------------------------------------------
                            Career Agent

                   Approved:
                            --------------------------------------------------
                            General Agent


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
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Allmerica                                440 Lincoln Street                          Commission Schedule
Investments, Inc.                        Worcester, MA 01653               (Percent of Premium Payments)
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First Allmerica Financial Life Insurance Company         Principal Underwriter and Exclusive Distibutor -
Allmerica Financial Life Insurance and Annuity Company   Allmerica Investments, Inc.


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                                       COMMISSION SCHEDULE AM-3-
                                        (Effective May 1, 1996)
                                            ALLMERICA SELECT
                               Variable Survivorship Universal Life Policies



A.   Issued by Allmerica Financial Life Insurance and Annuity Company

     Year One:      90% of payments up to target payment
     ---------
                    4% of payments on excess above target

     Renewal:       2% of Payments
     -------

     Trail:         .25% annual trail commission of unloaned account value.
     ------         Payable each calendar quarter at 25% the annual rate (.0625%) on policies in the second and subsequent years.



B.   Issued by First Allmerica Life Insurance Company

     Year One:      50% of payments plus 40% expense reimbursement up to target payment
     ---------
                    4% of payments on excess above target

     Renewal:       4% of Payments
     --------

     Trail:         None
     ------

* This schedule sets forth the commissions applicable to Allmerica Select Life policies issued on or after
May 1, 1996, which do not replace existing Allmerica policies. Commissions applicable to replacements, increases in the face amount, conversions and exchanges will be in accordance with rules of the issuing insurer.

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